EXHIBIT 21.1

Subsidiaries

Paladin Realty Income Properties, L.P. (Delaware)

PRIP 801, LLC (Delaware)

Springhurst Housing Partners, LLC (Indiana)

PRIP 3700, LLC (Delaware)

Glenwood Housing Partners I, LLC (Indiana)

PRIP 10637, LLC (Delaware)

KC Pinehurst Associates, LLC (Delaware)

PRIP 500, LLC (Delaware)

KC Pheasant Associates, LLC (Delaware)

PRIP 1102, LLC (Delaware)